UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2010
ROCHESTER MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-18933	41-1613227

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
One Rochester Medical Drive, Stewartville, MN 55976
(Address of principal executive offices)
Registrant’s telephone number, including area code: (507) 533-9600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 28, 2010, at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Rochester Medical Corporation (the “Company”), the Company’s shareholders approved the Rochester Medical Corporation 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”), effective as of January 28, 2010.
     The purpose of the 2010 Stock Incentive Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors, advisors and non-employee directors capable of assuring its future success. The 2010 Stock Incentive Plan will allow the Company to offer such persons incentives to put forth maximum efforts for the success of the Company’s business, to compensate such persons through various stock-based arrangements and to provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.
     The 2010 Stock Incentive Plan, which is administered by the Compensation Committee of the Company’s Board of Directors, authorizes the grant of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and non-incentive stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards, stock awards, and other stock-based awards. The term of awards will be determined by the Committee at the time of grant but may not be longer than 10 years from the date of grant. One million shares of the Company’s common stock are authorized and reserved for issuance under the 2010 Stock Incentive Plan, subject to adjustments as set forth in the 2010 Stock Incentive Plan. No further awards will be made pursuant to the Company’s existing 2001 Stock Incentive Plan or 1995 Non-Statutory Stock Option Plan.
     The Company’s Board of Directors may amend, alter, suspend, discontinue or terminate the 2010 Stock Incentive Plan at any time, except as provided in the 2010 Stock Incentive Plan. The 2010 Stock Incentive Plan will expire on January 28, 2020, unless earlier terminated by the Company’s Board of Directors. Termination of the 2010 Stock Incentive Plan will not affect any awards that are outstanding on the date of termination.
     This summary of the 2010 Stock Incentive Plan is qualified in its entirety by reference to the full text of the 2010 Stock Incentive Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. A more detailed summary of the 2010 Stock Incentive Plan can be found in the Company’s proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on December 18, 2009.
     On January 28, 2010, the Compensation Committee of the Board of Directors of the Company approved the form of Incentive Stock Option Agreement for use in connection with grants of incentive stock options to employees, and the forms of Non-Incentive Stock Option Agreement for use in connection with grants of non-incentive stock options to employees and non-employee directors under the 2010 Stock Incentive Plan, which are attached hereto as Exhibits 10.2, 10.3 and 10.4 and incorporated herein by reference.

     Also on January 28, 2010, the Compensation Committee approved a grant of stock options to each of the Company’s executive officers and non-employee directors, as well as to certain key employees. The exercise price for the options was the closing trading price as reported on the NASDAQ Stock Market on January 28, 2010. The options granted to management and employees were incentive stock options to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended, and vest in 25% annual cumulative installments beginning one year from the date of grant, and the options granted to directors were non-incentive stock options that vest 100% on the date of grant. The options expire ten years from the date of grant (subject to earlier termination as provided in the standard form stock option agreement or as otherwise provided in the 2010 Stock Incentive Plan), and have such other terms and conditions as are set forth in the standard form stock option agreements of the Company.
Item 8.01. Other Events.
Results of Annual Meeting of Shareholders
     Additionally, on January 28, 2010, at the Annual Meeting of Shareholders, the Company’s shareholders approved the election of each of the Company’s directors standing for election. The following directors were elected to serve until the next regular meeting of the shareholders and until each such director’s successor has been duly elected and qualified: Anthony J. Conway, David A. Jonas, Darnell Boehm, Roger W. Schnobrich and Benson Smith.
     As described in Item 5.02 above, the shareholders also approved the Rochester Medical Corporation 2010 Stock Incentive Plan. Also at the meeting, the shareholders ratified the appointment of Grant Thornton LLP as the Company’s independent auditor for the 2010 fiscal year. Grant Thornton has been the Company’s independent auditor since 2008.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

10.1*	Rochester Medical Corporation 2010 Stock Incentive Plan

10.2*	Form of 2010 Stock Incentive Plan Incentive Stock Option Agreement for employees

10.3*	Form of 2010 Stock Incentive Plan Non-Incentive Stock Option Agreement for employees

10.4*	Form of 2010 Stock Incentive Plan Non-Incentive Stock Option Agreement for directors

*	Indicates management contract, compensatory plan or arrangement required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: February 1, 2010

ROCHESTER MEDICAL CORPORATION
By:	/s/ David A. Jonas
David A. Jonas
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Rochester Medical Corporation 2010 Stock Incentive Plan

10.2*	Form of 2010 Stock Incentive Plan Incentive Stock Option Agreement for employees

10.3*	Form of 2010 Stock Incentive Plan Non-Incentive Stock Option Agreement for employees

10.4*	Form of 2010 Stock Incentive Plan Non-Incentive Stock Option Agreement for directors

*	Indicates management contract, compensatory plan or arrangement required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.